Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of AbbVie Private Limited of our reports dated February 24, 2014, relating to the consolidated financial statements and the related financial statement schedule of Shire plc and subsidiaries, and the effectiveness of Shire plc and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Shire plc for the year ended December 31, 2013, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte LLP

London, United Kingdom

August 21, 2014